EXHIBIT 99.3 A. Schulman Signs Agreement to Acquire ICO, Inc. Acquisition Would Enhance A. Schulman’s Position in Global Rotomolding and Masterbatch Markets “A. Schulman’s proposed acquisition of ICO, Inc. presents us with an opportunity to expand our global presence substantially, and to advance two of our long-term strategic objectives – being a leading global manufacturer in both masterbatch and rotomolding.” Joseph M. Gingo, Chairman, President and Chief Executive Officer of A. Schulman “We are very excited about our announcement that A. Schulman has agreed to acquire ICO, Inc. This proposed transaction reflects highly on the outstanding team we have built at ICO and the long-term value of our business.” A. John Knapp, Jr., President and Chief Executive Officer of ICO

OVERVIEW	On December 2, 2009, A. Schulman, Inc. (Nasdaq-GS: SHLM) and ICO, Inc. (Nasdaq: ICOC) announced that the two companies have signed a definitive agreement for A. Schulman to acquire all of the outstanding stock of ICO, Inc., pending approval of ICO shareholders and customary regulatory approvals. For more information about the transaction, visit www.shlm-icocprofile.com. See below for information about the two companies.

	A leading international supplier of high- performance plastic compounds and resins; currently the largest supplier of masterbatch in Europe and Mexico; and a leading global niche supplier in engineered plastics. www.aschulman.com	A producer of custom polymer powders for rotational molding and other polymer related businesses; the largest rotomolding supplier in Europe and Brazil; and the global leader in size reduction. www.icopolymers.com

Founded	1928	1978
Headquarters	Akron, Ohio	Houston, Texas
Employees	2,000	800

KEY INVESTMENT DATA

Stock exchange	NASDAQ Global Market	NASDAQ Global Market
Stock symbol (12/2/09)	SHLM	ICOC
Closing price (12/01/09)	$16.95	$4.50
52-week price range	$11.01 - $22.11	$1.03 - $5.14
Market capitalization	$442 million	$124 million
Average volume (3 mos)	131,300	97,650

CONTACT INFORMATION	Jennifer K. Beeman Director of Corporate Communications & Investor Relations jennifer_beeman@us.aschulman.com 330-668-7346

REVENUES BY REGION GLOSSARY OF KEY TERMS A. Schulman, Inc.[1] Compounding An extrusion process where plastics and other additives are melted together to form an alloy resin. 73% — Europe 23% — North America Masterbatch Highly concentrated compounds 4% — Asia that are often the key ingredient in creating a customer solution that meets both performance and aesthetic requirements. Rotomolding Rotational molding – commonly ICO, Inc.[2] referred to as rotomolding – is a versatile process used to create hollow items, such as gas and water tanks, kayaks, and other large applications. 45% — Europe 33% — North America Size reduction A process that takes polymer 18% — Asia resins in pellet form and reduces them to very 4% — Brazil fine powder form. [1] Revenues of $1.3 billion for fiscal year ended August 31, 2009 [2] Revenues of $300 million for fiscal year ended September 30, 2009 COMBINED MANUFACTURING LOCATIONS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
A number of the matters discussed in this release that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding expected synergies resulting from the merger of Schulman and ICO, combined operating and financial data, the combined company’s plans, objectives, expectations and intentions and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; restrictions imposed by outstanding indebtedness; fluctuations in the prices of sources of energy or resins and other raw materials; worldwide and regional economic, business, and political conditions, including continuing economic uncertainties in some or all major product markets; changes in customer demand and requirements; business cycles and other industry conditions; the timing of new services or facilities; ability to compete; effects of compliance with laws; fluctuations in the value of currencies in major areas where operations are located, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan, and Indonesian rupiah; matters relating to operating facilities; effect and costs of claims (known or unknown) relating to litigation and environmental remediation; ability to manage global inventory; ability to develop technology and proprietary know-how; ability to attract and retain key personnel; escalation in the cost of providing employee health care; performance of the global automotive market; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the stockholders of ICO and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Schulman’s and ICO’s respective reports filed with the SEC, including Schulman’s annual report on Form 10-K for the year ended August 31, 2009 and ICO’s annual report on Form 10-K for the year ended September 30, 2008 and quarterly report on Form 10-Q for the quarter ended June 30, 2009, in each case, as such reports may have been amended. This release speaks only as of its date, and Schulman and ICO each disclaims any duty to update the information herein.
Additional Information and Where to Find It
In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. ICO SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to shareholders of ICO. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from A. Schulman, Inc. at its web site, www.aschulman.com, or from ICO, Inc. at its web site, www.icopolymers.com, or 1811 Bering Drive, Suite 200, Houston, Texas, 77057, attention: Corporate Secretary.
Participants In Solicitation
Schulman and ICO and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning Schulman’s participants is set forth in the proxy statement, dated November 6, 2009, for Schulman’s 2009 annual meeting of stockholders as filed with the SEC on Schedule 14A. Information concerning ICO’s participants is set forth in the proxy statement, dated January 23, 2009, for ICO’s 2009 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Schulman and ICO in the solicitation of proxies in respect of the proposed merger will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.